CBA MONEY FUND

FILE # 811-3703

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/16/2002	GECC Extendible Monthly Securities - Global MTN 10/17/03	4,000,000	6,000,000,000	Morgan Stanley
10/10/2002	State of Cal 2002-2003 Rns and Index Notes 6/20/03	3,000,000	9,000,000,000	Goldman Sachs